Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Corporation Philip A. Fain (315) 332-7100 pfain@ulbi.com	LHA Jody Burfening (212) 838-3777 jburfening@lhai.com

Ultralife Corporation Reports Fourth Quarter Results

NEWARK, N.Y. – February 13, 2014 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income from continuing operations of $0.2 million on revenue of $20.2 million for the quarter ended December 31, 2013.  For the fourth quarter of 2012, the company reported operating income from continuing operations of $2.4 million on revenue of $29.3 million.

“The fourth quarter closed a year during which the slowdown in global defense-related spending and decision-making dominated our top line comparables.   During 2013, we right-sized the business model and stabilized quarterly revenues for our Battery & Energy Products business which compensated for weak Communication Systems’ sales such that we delivered a modest operating loss for the year, in line with our guidance,” said Michael D. Popielec.

“As we enter 2014, we are starting to realize initial returns on the investments we made in new product development over the past two years, particularly in the areas of portable power, medical carts and integrated communications systems.   With the maturation of our new products, we expect to gain further customer acceptance during the year and generate top-line growth.     This growth, along with deeply-rooted productivity gains and improved liquidity, will enable us to fully leverage our highly-efficient business model,” concluded Popielec.

Fourth Quarter 2013 Financial Results

Revenue was $20.2 million, compared to $29.3 million for the fourth quarter of 2012, a 31% decline.     Battery & Energy Products sales were $15.9 million, compared to $18.8 million last year, a 16% decline, reflecting last year’s fulfillment of a large order to an allied country’s department of defense and the slowdown in the government and defense order rate for rechargeable and non-rechargeable batteries.  Communications Systems sales were $4.3 million, compared to $10.4 million for the same period last year, a decrease of $6.1 million.  Prior year Communications Systems’ sales benefited from the fulfillment of several large orders for amplifiers from international defense customers.

Gross profit was $5.6 million, or 27.7% of revenue, compared to $9.5 million, or 32.3% of revenue, for the same quarter a year ago, a decrease of 460 basis points, primarily attributable to a lower mix of Communication Systems sales.  Battery & Energy Products’ gross margin was 26.1%, compared to 27.0% last year, a 90 basis point decrease reflecting lower sales volume and a less favorable product mix.   Communications Systems’ gross margin was 33.5%, compared to 41.9% last year, a decrease of 840 basis points also reflecting the impact of lower sales volume on production and the product mix.

Operating expenses declined $1.7 million, or 24%, to $5.4 million, compared to $7.1 million a year ago, primarily due to reductions in general and administrative expense and continued focus on controlling discretionary spending.  As a percent of revenue, operating expenses were 26.6%, compared to 24.3% a year ago.

Operating profit was $0.2 million, compared to $2.4 million for the same period in 2012, reflecting lower gross profit offset by operating expense reductions. Operating margin was 1.1%, compared to 8.0% for the year-earlier period.

Net income from continuing operations was $0.1 million, or $0.01 per share, compared to net income of $2.1 million, or $0.12 per share, for the fourth quarter of 2012.

Outlook

For 2014, management expects mid-single digit organic revenue growth, despite continued constraints on global government spending.  Based on this outlook for revenue growth and the improvements made to the business model in 2013, management expects to increase operating profit for the year and generate a mid-single digit operating margin.

Management cautions that the timing of orders and shipments may cause variability in quarterly results.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from portable power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the company's business segments include: Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: uncertain global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Conference Call Information

Ultralife will hold its fourth quarter earnings conference call today at 10:00 AM ET. To participate, please call (800) 915-4836, identify yourself and ask for the Ultralife call. The conference call will also be broadcast live over the Internet at http://investor.ultralifecorporation.com. To listen to the call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available shortly after the call at the same location.

ULTRALIFE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)
(unaudited)

	December 31,	December 31,
ASSETS	2013	2012

Current assets:
Cash and cash equivalents	$16,489	$10,078
Trade accounts receivable, net	14,238	20,913
Inventories	26,053	30,370
Prepaid expenses and other current assets	2,031	2,461
Total current assets	58,811	63,822

Property and equipment	10,202	12,415

Other assets:
Goodwill, intangible and other assets	21,203	21,481

Total Assets	$90,216	$97,718

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt and current portion of long-term debt	$-	$-
Accounts payable	7,053	11,357
Other current liabilities	4,971	8,535
Total current liabilities	12,024	19,892

Long-term liabilities:
Other long-term liabilities	4,547	4,370

Shareholders' equity:
Ultralife equity:
Common stock, par value $0.10 per share	1,888	1,886
Capital in excess of par value	174,932	173,791
Accumulated other comprehensive loss	(614)	(620)
Accumulated deficit	(94,804)	(93,878)
	81,402	81,179
Less -- Treasury stock, at cost	7,658	7,658
Total Ultralife equity	73,744	73,521
Noncontrolling interest	(99)	(65)
Total shareholders' equity	73,645	73,456

Total Liabilities and Shareholders' Equity	$90,216	$97,718

ULTRALIFE CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Month Periods Ended		Twelve Month Periods Ended

	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012

Revenues:
Battery & energy products	$15,861	$18,846	$57,077	$71,084
Communications systems	4,315	10,423	21,758	30,573
Total revenues	20,176	29,269	78,835	101,657

Cost of products sold:
Battery & energy products	11,714	13,760	42,739	53,522
Communications systems	2,869	6,058	13,475	19,405
Total cost of products sold	14,583	19,818	56,214	72,927

Gross profit	5,593	9,451	22,621	28,730

Operating expenses:
Research and development	1,403	1,511	5,859	7,216
Selling, general, and administrative	3,967	5,587	17,386	21,628
Total operating expenses	5,370	7,098	23,245	28,844

Operating income (loss)	223	2,353	(624)	(114)

Other income (expense):
Interest income	12	-	39	4
Interest expense	(39)	(124)	(238)	(440)
Miscellaneous	5	(41)	(26)	(24)
Income (loss) from continuing operations before income taxes	201	2,188	(849)	(574)

Income tax provision - current	52	152	94	539
Income tax provision (benefit) -deferred	52	(35)	145	15
Total income taxes	104	117	239	554

Net income (loss) from continuing operations	97	2,071	(1,088)	(1,128)

Discontinued operations:
Income (loss) from discontinued operations, net of tax	(31)	(680)	128	(501)

Net income (loss)	66	1,391	(960)	(1,629)

Net loss attributable to noncontrolling interest	3	-	34	31

Net income (loss) attributable to Ultralife	$69	$1,391	$(926)	$(1,598)

Other comprehensive income (loss):
Foreign currency translation adjustments	(47)	446	6	365

Comprehensive income (loss) loss attributable to Ultralife	$22	$1,837	$(920)	$(1,233)

Net income (loss) attributable to Ultralife common shareholders - basic
Continuing operations	$0.01	$0.12	$(0.06)	$(0.06)
Discontinued operations	$0.00	$(0.04)	$0.01	$(0.03)
Total	$0.00	$0.08	$(0.05)	$(0.09)
Net income (loss) attributable to Ultralife common shareholders - diluted
Continuing operations	$0.01	$0.12	$(0.06)	$(0.06)
Discontinued operations	$0.00	$(0.04)	$0.01	$(0.03)
Total	$0.00	$0.08	$(0.05)	$(0.09)

Weighted average shares outstanding - basic	17,477	17,443	17,465	17,403
Weighted average shares outstanding - diluted	17,572	17,443	17,465	17,403